EXHIBIT 99.1


                                [GRAPHIC OMITTED]



FOR IMMEDIATE RELEASE
December 20, 2000



                  TELEMUNDO COMMUNICATIONS GROUP ANNOUNCES THE
                  COMPLETION OF COMPANY OWNERSHIP RESTRUCTURING
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                          New Management Team Announced

Miami, FL - Telemundo Communications Group, Inc. announced today the closing of a company ownership restructuring transaction, effectively aligning the operations of Telemundo Group, the subsidiary of Telemundo Holdings that held the ownership interests in the Telemundo television stations, with those of Telemundo Network, the provider of programming to the Telemundo stations. Telemundo Communications Group, Inc. is now owned either directly or indirectly by Sony Pictures Entertainment, Liberty Media Corporation, BV Capital, Bastion Capital and Council Tree Communications.

As part of the restructuring, Council Tree Communications, that recently purchased Apollo Investment Fund's equity stake in Station Partners, the partnership between Apollo and Bastion Capital, contributed the Telemundo affiliated broadcast station KMAS, servicing the Denver, Colorado Springs and Pueblo, Colorado markets, to Telemundo.

Upon consummation of the transactions, the newly formed company announced James McNamara, previously the President and Chief Executive Officer of Telemundo Network, was appointed President and Chief Executive Officer of Telemundo Communications Group. Alan Sokol, previously the Chief Operating Officer of Telemundo Network, was appointed Chief Operating Officer of Telemundo Communications Group and Vincent Sadusky, previously Chief Financial Officer and Treasurer of Telemundo Holdings and Telemundo Group, was appointed Chief Financial Officer and Treasurer of Telemundo Communications Group.

"We are extremely pleased to bring a successful closing to this transaction, further strengthening Telemundo's sponsorship," said James McNamara. "It not only allows greater operating efficiencies and integration of our management teams, but also aligns our business goals in order to build upon our ongoing ratings and resulting revenue success."

Council Tree Communications is a communications company based in Longmont, Colorado that owns a Spanish-language television station in Philadelphia. Council Tree Communications is funded by Madison Dearborn Partners, Toronto Dominion Capital, Alta Communications, Catalyst Investors, L.P., and a consortium of Alaska Native interests led by Arctic Slope Regional Corporation.

TELEMUNDO COMMUNICATIONS GROUP ANNOUNCES THE
COMPLETION OF COMPANY OWNERSHIP RESTRUCTURING
Page 2


Bastion Capital, based in Los Angeles, is the nation's largest Hispanic-owned private equity fund.

Liberty Media holds interests in a broad range of video programming, communications, technology and internet businesses in the United States, Europe, South America and Asia.

Sony Pictures Entertainment's global operations encompass motion picture production and distribution, television production and distribution, home video acquisition and distribution, operation of studio facilities, development of new entertainment products, services and technologies and distribution of filmed entertainment in 67 countries.

Telemundo, the fastest growing U.S. Spanish-language television network, reaches 85% of Hispanic viewers. Telemundo owns and operates eight U.S. full-power UHF stations serving the seven largest Hispanic markets, and also owns and operates the leading full-power television station and related production facilities in Puerto Rico.



Contact:  Roxanna Brightwell (305) 889-7599
          Ted Guefen (310) 271-8282
          Telemundo Network Group LLC

Contact:  Justin Pierce (310) 202-3787
          Sony Pictures Entertainment

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